EMPLOYMENT AGREEMENT

DATED effective the 15th day of July, 2024 ("Effective Date").

BETWEEN:

QUATERRA ALASKA, INC., a body corporate incorporated pursuant to the laws of Alaska and having an office at 143 South Nevada St, Yerington, NV 89447 USA ("QTA Alaska") and its parent Lion Copper and Gold Corp. ("Lion CG")

(collectively, "QTA Alaska" and "Lion CG" are sometimes hereinafter referred to as the "Company")

AND:

JOHN BANNING, individual,

[ADDRESS]

(the "Employee")

WHEREAS:

A. The Company is involved in the business of acquiring, exploring and developing natural resource properties;

B. The Employee has expertise and experience in the business carried on by the Company;

C. QTA Alaska wishes to employ the Employee as the General Manager of the Company's Yerington Copper Project ("GM"), and the Employee is agreeable to his employment with QTA Alaska as its GM upon the terms of this Agreement; and

D. Subject to the approval of the board of directors of Lion CG (the "Board"), Lion CG wishes to appoint the Employee as the Chief Operations Officer of Lion CG ("COO"), and the Employee is agreeable to his appointment as the COO upon the terms of this Agreement.

 NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the promises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1. Employee Employment. QTA Alaska hires and engages the Employee as the GM effective as of the Effective Date.

2. COO Appointment. Subject to approval of the Board, Lion CG will appoint the Employee as the COO. Lion CG intends to complete the appointment following its next annual general meeting of shareholders.

3. Compensation. QTA Alaska shall pay the Employee, by way of remuneration, an annual salary subject to lawful withholdings, of Two Hundred Fifty Thousand Dollars (US $250,000.00) commencing the Effective Date and payable in equal semi-monthly installments on the fifteenth and last day of each month. Should the fifteenth or last day of any month not be a business day, the semi-monthly installment of the Employee's salary otherwise due on such date shall be paid to the Employee on the immediately preceding business day. Any partial monthly period payment will be pro-rated for the portion worked at the applicable salary.

 Lion CG will on the Effective Date grant to the Employee 3,000,000 stock options under Lion CG's Stock Option Plan (the "Options"), priced on or about the Effective Date in accordance with Lion CG's Stock Option Plan at the time of grant, and subject to vesting as follows:

a) 500,000 Options upon the date hereof;

b) 1,250,000 Options upon successful completion of Stage 2b and, if applicable, Stage 2c pursuant to the terms of the option agreement between Singatse Peak Services, LLC and Rio Tinto America Inc. ("Rio Tinto") dated March 18, 2022 (the "RT Agreement") as currently amended or as may in the future be amended; and

c) 1,250,000 Options upon entering Stage 3 by Nuton LLC or Rio Tinto in accordance with the RT Agreement.

 All unvested Options shall vest immediately upon a Change of Control, as defined in Section 13.  All grants of Options will be subject to the terms of the Company's stock option plan in effect from time to time in accordance with stock exchange policies as applicable.

4. Services of Employee. The services of the Employee will be those customarily provided by the GM of a mineral exploration and development company listed on a stock exchange, including but not limited to the following (as applicable from time to time):

a) reporting to the Chief Executive Officer (the "CEO") and the Project Oversight Committee, as determined by the Board from time to time, with periodic business updates, plans, budgets, material agreements and other matters as determined by the Employee and the CEO from time to time;

b) providing overall leadership and management for the project development team through the prefeasibility, feasibility, and basic and detailed engineering phases;

c) ensuring rigorous application of NI 43-101 Standards of Disclosure for Mineral Projects;

d) managing and integrating work across all technical disciplines - mining, metallurgy, infrastructure, environmental, etc.;

e) overseeing project controls such as develop/manage budgets, forecasts, schedule, etc.;

f) coordinating closely with Nuton, LLC team on deployment of their proprietary copper processing technologies;

g) reporting regularly to Lion CG executive team and the Board;

h) leading engagement with external consultants and contractors supporting the Yerington Copper Project; and

i) such other assignments as may from time to time be given by the CEO to the Employee. (collectively, the "Services")

5. Location of Services. The Employee shall relocate, on a permanent basis, to Yerington, Nevada, USA in order to provide the Services to the Company.

6. During the term of this Agreement, the Employee shall diligently and faithfully devote his effort, attention, and ability to the Company's affairs and business to perform his duties under this Agreement.

7. The Employee shall conduct himself, perform his duties, and serve the operations of the Company in an efficient, trustworthy and businesslike manner to the advantage and benefit of the Company.

8. During the term of employment with the Company, the Employee shall not, without prior written consent, directly or indirectly engage in any business activity or enterprise that would limit or impede the Employee's ability to fulfill his duties to the Company, which duties shall be the Employee's priority. Employee may not engage in activity that may result in a conflict of interest between the Employee's duties to the Company and the Employee's duties to any other person or business.

9. A. Confidential Information. The Employee acknowledges that he will have access to non-public information and trade secrets relating to the Company, including but not limited to Company's business, plans, strategy, projections, customers, vendors, policies, methods, financial or scientific data or information (including various models, reports, documents, maps, and other information required or made available to perform Employee's duties described herein) (hereinafter "Confidential Information"). Employee should presume that all information provided or accessible to Employee or which Employee encounters in performing his duties is Confidential Information, and Employee shall maintain the confidentiality thereof at all times. Confidential Information will not, however, include information that is: (i) in the public domain (ii) lawfully disclosed or made available to Employee by a third party having no obligation to the Company to maintain the confidentiality of such information; or (iii) is approved in writing by the Company for unrestricted release or disclosure.

 The Employee shall not, either before or within two years after the termination of any Agreement between the Employee and the Company, disclose to any person, nor make use of any Confidential Information except in furtherance of performing Employee's assignments, duties, and obligations pursuant to this Agreement. Without limiting the foregoing, Employee shall not disclose, provide or otherwise make available any of the Confidential Information to shareholders or board members of the Company or any affiliates or subsidiaries thereof without the prior written consent of the Company's CEO. The Employee agrees that disclosure by him of such Confidential Information may result in irreparable injury and damage to the Company, which will not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefor, and that the Company shall have the right, and may, without objection from the Employee, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by the Employee of the provisions of this paragraph. Nothing herein shall be construed as preventing the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Employee. Notwithstanding the above, any disclosure of Confidential Information which occurs in the course of the Employee's reasonable provision of services to the Company, or which is required pursuant to any applicable law or the order of a court or any regulatory body, shall not be considered a breach of the confidentiality obligations in this Section 7.

 Notwithstanding any provisions in this Agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, Employee is hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act (DTSA), Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

B. Non-Solicitation. Employee agrees that during employment with the Company and for a period of twelve (12) months after termination of the employment relationship, Employee shall not directly or indirectly, either individually or on behalf of or in conjunction with another person, organization, or other company:

(i) Hire or engage to perform services, or, on behalf of any other person or entity, cause to be hired or engaged to perform services, by or for such other person or entity, any Covered Employee for employment or perform services with or for any competitor, supplier, referral source or client of the Company, or to otherwise cause such Covered Employee to terminate his/her employment or service relationship with the Company.  "Covered Employee" shall mean a person who is employed by, or performing services for the Company or its affiliates or subsidiaries during Employee's employment and/or at the time of Employee's termination.

(ii) Solicit, induce, entice, lure or encourage any person who is, or during the period of Employee's employment was, a client of the Company or its affiliates or subsidiaries, including but not limited to referral sources for the purpose of soliciting such client to do business with anyone other than the Company.

(iii) Intentionally divert or attempt to divert business opportunities away from the Company or its affiliates or subsidiaries or encourage opportunities to conduct business with a competitor of the Company or its affiliates or subsidiaries.

C. Non-Compete. During employment with the Company and for twelve (12) months thereafter, Employee agrees that he shall not directly or indirectly, either individually or on behalf of or in conjunction with  another  person,  organization,  company  or  other  entity,  engage in  any self-employment, employment with any other entity, work as a consultant or independent contractor, or have full or partial ownership of any entity (i) in any business  that would be competitive with the Company in connection with the use of the Company's mineral lands and water rights; or (ii) any business involving any minting properties or mining activity within six (6) miles of the boundaries of the mineral and water rights forming part of the Company's mining project(s) as in existence during the term of this Agreement; provided, however, that nothing herein shall prohibit Employee from owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity.

D. Company Property. Upon termination from employment with the Company for any reason, Employee shall immediately return all Company property as well as all property belonging to any affiliates or subsidiaries in Employee's possession or control.  Company property includes, but is not limited to records, documents, software, disks, computer printouts, ledgers, manuals, pagers, mobile phones, computers, key fobs, vehicles, and any other device, equipment, or any other material owned by or belonging to the Company or its affiliates or subsidiaries. This paragraph specifically excludes any personal computers, laptops, mobile phones, or other devices that Employee owns and uses in the performance of duties, as well as any personal phone number that Employee has provided for use with a Company-owned mobile phone (which number shall remain portable and personal to Employee following termination); provided, however, that upon termination from employment with the Company, Employee will return to the Company or, as may be requested by the Company, destroy or permanently delete any and all Confidential Information (as defined above) stored on such device(s) and fully relinquish access to the Company's and all subsidiaries' and affiliates' email, communication, and data storage systems and networks.  Employee agrees to not retain any originals or copies of any Company or affiliates' or subsidiaries' property following termination of employment with the Company.

E. Irreparable Harm.  Employee agrees to be bound by the covenants contained in this Agreement during the employment term, including as applicable for the durations described following termination of employment, as a condition of employment with the Company.  Employee acknowledges that the mining industry, land use, and water rights industries are very competitive and that any material violation of this Agreement by Employee may cause irreparable harm and loss of goodwill to the Company or its affiliates or subsidiaries.  Employee further acknowledges that such harm could not be adequately compensated by an award of money damages.  Employee hereby agrees that if Employee breaches, or threatens or attempts to breach, any part of this Agreement, the Company, and/or any of its affiliates or subsidiaries shall be entitled to immediate preliminary and permanent injunctive relief, without bond, or a decree of specific performance of this Agreement, in addition to any additional remedies and relief that would be available to the Company and/or its affiliates or subsidiaries.

F. Fiduciary Duties. Employee acknowledges that the terms and obligations under this Agreement are in addition to, and not in lieu of, any common law or statutory duties that Employee  may have to the Company and/or its affiliates and subsidiaries to refrain from breaching any fiduciary duty or using or disclosing any trade secrets or proprietary or Confidential Information, and nothing in this Agreement shall be construed as limiting the rights of the Company or its affiliates and subsidiaries from enforcing such rights to the fullest extent permitted by law.

10. The Company shall have the right to second the Employee on a full-time or part-time basis to its affiliates or subsidiaries. During any secondment period, the Employee's salary may be paid by Employer or the host company. Any compensation paid or benefits conferred by the host company to Employee for the secondment will be credited to Company's salary and benefits obligations herein.

11. A. Expenses. The Employee shall be reimbursed for all travel expenses and other reasonable expenditures actually and properly incurred by him in connection with his provision of services hereunder. For all such expenses the Employee shall furnish to the Company statements and vouchers as and when required by the Company but in any event not later than fifteen (15) days after the close of each month for expenses incurred during the preceding month. The Company may set reasonable per diem amounts and may set a separate written policy for expense reimbursements to which the Employee will adhere.

 B. Relocation Expenses. The Employee shall be reimbursed for up to US $50,000 for all expenditures actually and properly incurred in connection with relocating from Perth, Australia to Yerington, Nevada, USA.

12. The Employee will be eligible to participate on comparable terms with other Employees who are similarly situated, in accordance with existing or future policies or procedures of the Company, in fringe benefit programs, including vacations, bonuses, sick leave, medical insurance, life insurance and stock option plans. The Company is not obligated to offer any such plans except as may be required by law. The Company reserves the right to change, amend, modify, eliminate, or adopt plans, benefits, or programs from time to time.

13. The Employee may take six (6) weeks of paid vacation each year with reasonable advance notice and upon the Company's prior approval as to dates of time off.

14. If the Employee shall become disabled or incapacitated to such an extent that he is unable to perform his regular duties, upon validation and confirmation from a licensed medical doctor of the duration and scope of such disability or incapacity, Employee shall be entitled to receive, during the period of such disability or incapacitation, his full salary from the date thereof, payable monthly for two (2) months provided that Employee has been employed with the Company for a period of not less than six (6) months prior to the onset of such disability or incapacity. If the Employee remains unable to perform his duties under this Agreement for more than two (2) months during any consecutive twelve months because of disability or incapacitation, the Company may terminate Employee's employment immediately thereafter upon written notice, subject to state or federal leave laws as may be applicable, if any.

15. The Company and the Employee expressly acknowledge that the Employee's employment is at-will, and this Agreement is not for a specified term. Except as provided herein, Employee will not be entitled to any severance payments in the event of termination of this Agreement by either party. If the termination of employment is due to a Change of Control and the Employee is not retained for employment for a period of at least 12 months following such event, the Company will pay Employee severance of 12 months of Employee's then current base salary ("Severance"), provided that the payment of Severance will be subject to and conditioned upon the Employee having delivered to the Company a waiver and release of claims and ratification of post-employment covenants in favor of the Company and its affiliates and subsidiaries in a form satisfactory to the Company, which executed waiver and release must be effective and irrevocable in accordance with its terms by no later than the 30th day after termination of employment. Severance will be treated as compensation from which federal and state withholding and payroll taxes will be deducted.

"Change in Control" shall mean:

a) the purchase or acquisition of shares of the Company and/or securities (the "Convertible Securities") convertible into shares of the Company or carrying rights to acquire shares of the Company, as a result of which a person, group of persons or persons acting jointly or in concert (collectively the "Holder") beneficially own or exercise control or direction over shares of the Company and/or Convertible Securities such that, assuming only the conversion of the Convertible Securities beneficially owned by the Holders, entitle them to cast more than fifty percent (50%) of the votes attaching to all of the shares of the Company which may be cast to elect directors, and shall exclude any votes held by current directors of the Company;

b) the occurrence of any of the following:

(i) an amalgamation, arrangement, merger or other combination of the Company with another company(ies) pursuant to which the shareholders of the Company will not immediately thereafter, own shares of the successor or continuing company entitling them to cast more than fifty percent (50%) of the votes attaching to all of the shares in the capital of the successor or continuing company which may be cast to elect directors of that company;

(ii) a reorganization; or

(iii) a sale of all or substantially all of the Company's Mason Valley assets, or assets of the Company in general, or

c) as a result of or in connection with: (i) a contested election of directors; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company, the nominees named in the management information circular of the Company for election to the Board of Directors of the Company at the immediately preceding annual general meeting of Lion CG, and including any director appointed by unanimous resolution of the remainder of the Board in the event of a casual vacancy in the Board due to death or resignation of a director, shall not constitute a majority of the Board.

 If the Company terminates the Employee's employment without cause, Company will provide Employee with 60 days prior written notice of termination. And if the terms above regarding Severance apply to such termination, the Severance payment will be deemed to include the salary payable for the 60 day notice period.

 The Company may terminate Employee's employment effective immediately for "cause." "Cause" means:

a) the commission by Employee of any act of dishonesty, fraud or misrepresentation, or embezzlement or misappropriation of property of the Company or any of its subsidiaries or affiliates;

b) unless while on an approved leave due to disability or incapacity, the failure of the Employee to perform his duties as required by this Agreement following written notice thereof and ten (10) days opportunity to cure;

c) Employee's disregard of Company's policies or procedures;

d) any act constituting gross negligence or willful misconduct in connection with Employee's employment, resulting or intended to result in direct or indirect harm to the Company or any of its affiliates' or subsidiaries' business(es) or reputation;

e) any indictment or formal charge of a felony or of a crime involving moral turpitude;

f) Employee's breach of any law, regulatory rule or governmental directive during the performance of duties hereunder that adversely affects the Company or Employee's ability to perform his duties for the Company; or

g) Employee's breach of any provision of this Agreement (including but not limited to the covenants regarding Confidential Information, Non-Solicitation, or Non-Compete).

16. If any provision, word or clause of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal, invalid or unenforceable provision.

17. Any notice required or permitted to be given under this Agreement shall be delivered personally, or by courier to the address of the parties hereto set out on the first page hereof, and notice shall be deemed given on the date of delivery if during business hours on a business day, and, if not during business hours on a business day, upon the next business day.

18. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada and the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of the State of Nevada. If any party prevails on a claim that affords the prevailing party attorneys' fees and costs, then the court may award reasonable attorneys' fees and costs to the prevailing party.  Any dispute as to who is the prevailing party and/or the reasonableness of any fee or costs shall be resolved by the court.

19. This Agreement may be executed in any number of counterparts and exchanged electronically, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

20. Each member of the Company and their affiliates and subsidiaries are hereby made an intended third-party beneficiary of this Agreement.

 IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as and from the day and year first above written.

QUATERRA ALASKA, INC.

By: /s/ Steven Dischler_________

 Authorized Signatory

EMPLOYEE

/s/ John Banning_______________

JOHN BANNING